Exhibit 99.1

RUBENSTEIN PUBLIC RELATIONS 1345 AVENUE OF THE AMERICAS NEW YORK, NY www.rubensteinpr.com RUBENSTEIN PUBLIC RELATIONS CONTACT: LAUREN SACHS 212-843-8392 lsachs@rubensteinpr.com

FOR IMMEDIATE RELEASE

MOON RIVER STUDIOS RECEIVES PERMITS & AWARDS CONSTRUCTION CONTRACT

Rincon, GA – August 18, 2015 – FONU2, Inc. (OTCQB: FONU) (“FONU2”) announced today that Effingham County has approved Moon River Studios’ initial permit request to begin construction of the entrance, roads, and water lines for the film production studio facility. After a successful bidding process led by the Company’s civil engineers, the grading, road, and water line contracts have been awarded to Preferred Site Construction, LLC. This latest in a series of milestones comes shortly after the Effingham County Board of Commissioners’ approval of the Moon River Studios Master Plan.

“The issuance of permits and the actual moving of dirt are major milestones for Moon River Studios,” stated Jake Shapiro, Chairman of the Board of FONU2. “The shared vision of building the Moon River Studios has taken another leap towards becoming a tangible reality. We expect to announce a start date shortly. We congratulate Preferred Site Construction, LLC on winning the bid, and we look forward to working with them. Once construction has begun, we will be posting photos to our Facebook page and website, so that our supporters can continue to track our progress.”

About FONU2 Inc.:

FONU2 is a public private partnership film studio and production company that is developing a 1,560 acre full service film production facility in Effingham, Georgia. It also has an equipment rental subsidiary serving coastal Georgia and beyond, and has an e-commerce division that is actively seeking acquisitions to integrate into the social media networks vis-a-vis the FONU2 platform. For additional information, visit our Website, www.Fonu2.com. You can also follow us on our social network, Facebook, Google + and Twitter.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

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